EX-35.3
SERVICING OFFICER'S CERTIFICATE
ANNUAL STATEMENT AS TO COMPLIANCE
PURSUANT TO 3.01 OF THE SUBSERVICING AGREEMENT
BETWEEN
BANK OF AMERICA, NATIONAL ASSOCIATION, AS MASTER SERVICER
AND
HYPO REAL ESTATE CAPITAL CORPORATION, AS SUBSERVICER

DATED JULY 1, 2007

BANC OF AMERICA COMMERICAL MORTGAGE INC.
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2007-3

SERVICING OFFICER'S CERTIFICATE

We, Stephen D'Arcy, Director of Hypo Real Estate Capital Corporation ("Subservicer"), a Delaware corporation, and Christine Reichle, Director of Subservicer, hereby state the following:

A. That a review of the activities of the Servicer during the period of July 1, 2007 through December 31, 2007 and of its performance under the captioned Subservicing Agreement has been made under the above-mentioned officers' supervision; and

B. That to the best of said officers' knowledge, based on such review, the Subservicer has fulfilled all of its obligations under the captioned Subservicing Agreement in all material respects throughout such period.

Dated: March 5, 2008

HYPO REAL ESTATE CAPITAL CORPORATION

By: /s/ Stephen D'Arcy
Stephen D'Arcy
Director

By: /s/ Christine Reichle
Christine Reichle
Director